UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2015 (March 31, 2015)

CLEARTRONIC, INC.
(Exact name of registrant as specified in its charter)

Florida	000-55329	65-0958798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 North Federal Highway Boca Raton, FL 33487
(Address of principal executive offices)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Agreement.

On March 31, 2015, the Registrant entered into three (3) Subscription Agreements with a private accredited investor (the “Investor”).

Under the terms of the first Subscription Agreement, the Investor purchased 278,743 shares of Series D Convertible Preferred stock for a price of $0.50 per Series D Preferred share in lieu of accrued dividends due and owing to the Investor in the amount of $139,371.56.

 Under the terms of the second Subscription Agreement, the Investor purchased 270,024 shares of Series D Convertible Preferred stock for a price of $0.50 per Series D Preferred share as payment in full for Notes payable due and owing to the Investor in the amount of $135,012.41.

Under the terms of the third Subscription Agreement, the Investor purchased 278,743 shares of Series D Convertible Preferred stock for a price of $0.50 per Series D Preferred share in lieu of accrued interest due and owing to the Investor in the amount of $58,942.50.

Shares of the Series D Convertible Preferred have the following conversion rights and provisions: After a period of two (2) years following the date of issuance, each one (1) share of Series A Preferred shall be convertible into five (5) shares of fully paid and non-assessable shares of Common Stock at the sole option of the holder of Series D Preferred.

On March 31, 2015, the Registrant also entered into an Amended License Agreement with Collabria, LLC. The Agreement granted to the Registrant Master Distribution Rights to distribute ReadyOp software owned by Collabria, LLC of Tampa, Florida.  The terms of the Agreement called for the registrant to issue 25,000,000 (Twenty five million) shares of the registrant’s restricted common stock to Collabria, LLC.

Item 3.02

Unregistered Sales of Equity Securities.

On March 31, 2015, the Registrant issued 667,984 shares of its Series D Convertible Preferred stock, $.00001 par value. As more fully described in Item 1.01 above, 667,984 shares were issued to one private investor for the cancellation of notes payable owed to the Investor by the Registrant in addition to accrued dividends and accrued interest in the amount of $333,993.59. Reference is made to the disclosures set forth in Item 1.01 of this report, which disclosures are incorporated herein by reference.  There were no underwriting discounts or commissions granted in connection with these issuances.

On March 31, 2015, the Registrant issued 25,000,000 shares of its common stock to Collabria, LLC in exchange for Master Distribution rights to Collabria, LLC’s ReadyOp software. Reference is made to the disclosures set forth in Item 10.4 of this report, which disclosures are incorporated herein by reference.  There were no underwriting discounts or commissions granted in connection with this issuance

.

The Registrant claimed exemption from the registration provisions of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) thereof inasmuch as no public offering was involved. The shares were not offered or sold by means of: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or (iii) any other form of general solicitation or advertising and the purchases were made for investment and not with a view to distribution. Each of the purchasers were, at the time of the purchaser’s respective purchase, an accredited investor, as that term is defined in Regulation D under the Securities Act, and had access to sufficient information concerning the registrant and the offering.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

No.	Description

10.1	Subscription Agreement for Series D Convertible Preferred stock in exchange for cancellation of accrued dividends.
10.2	Subscription Agreement for Series D Convertible Preferred stock in exchange for cancellation of notes payable.
10.3	Subscription Agreement for Series D Convertible Preferred stock in exchange for cancellation of interest payable.
10.4	Amended License Agreement between the Registrant and Collabria, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLEARTRONIC, INC.

Date: April 9, 2015

By: /s/ Larry Reid

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Larry Reid

Chief Executive Officer